BROADVIEW


                                                                  EXHIBIT (c)(3)

                                                                    May 17, 1999


                                                                    CONFIDENTIAL
                                                                    ------------


Mr. Roy H. Slavin
President & Chief Executive Officer
Wonderware Corp., an Invensys Company
100 Technology Drive
Irvine, CA 92618

Dear Mr. Slavin:

In connection with your consideration of a possible transaction with Marcam Solutions, Inc. (the "Company"), you have requested financial and other information concerning the business and affairs of the Company. As a condition to the Company's furnishing to you and your representatives financial and other information which has not theretofore been made available to the public, you agree to treat all such non-public information furnished to you in writing or orally by the Company or its representatives on and after the date of this agreement (herein collectively referred to as the "evaluation material"), as follows:

         (1) You recognize and acknowledge the competitive value and confidential nature of the evaluation material and the damage that could result to the Company if information contained therein is disclosed to any third party. You also recognize and acknowledge that the evaluation material is being provided to you in reliance upon your acceptance of the terms of this agreement.

         (2) You agree that the evaluation material will be used solely for the purpose of evaluating the proposed transaction. You also agree that you, your directors, officers, employees and agents and representatives of your advisors, herein collectively referred to as "your representatives," will not disclose or permit the disclosure of any of the evaluation material now or hereafter received or obtained from the Company or its representatives to any third party or otherwise use or permit the use of the evaluation material in any way detrimental to the Company, except as required by applicable law or legal process, without the prior written consent of the Company, provided, however, that any such information may be disclosed to such of your representatives who need to know such information for the purpose of

Mr. Roy H. Slavin                                                   May 17, 1999
Page 2



                evaluating the proposed transaction and who are advised of this agreement and agree to keep such information confidential and to be bound by this agreement to the same extent as if they were parties hereto, it being understood that you shall be responsible for any breach of this agreement by your representatives.

         (3) In the event that the transaction contemplated by this agreement is not consummated, neither you nor any of your representatives shall, without prior written consent of the Company, use any of the evaluation material now or hereafter received or obtained from the Company or its representatives for any purpose.

         (4) In the event that the transaction contemplated by this agreement is not consummated, all evaluation material (and all copies, summaries, and notes of the contents or parts thereof) shall be returned upon the Company's request or destroyed and not retained by you or your representatives in any form or for any reason.

         (5) You and your representatives shall have no obligation hereunder with respect to any information in the evaluation materials to the extent that such information has been made publicly available nor any obligation with respect to information which can be demonstrated by you to be already properly in your possession on a non-confidential basis from sources other than the Company, or its representatives other than by acts by you or your representatives in violation of this agreement.

         (6) You are aware, and will advise your representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the Company and on the communication of such information to any other person who may purchase or sell such securities in reliance upon such information. You and your representatives will comply with all applicable securities laws in connection with the purchase or sale, directly or indirectly, of securities of the Company for as long as you or your representatives are in possession of material non-public information about the Company.

Mr. Roy H. Slavin                                                   May 17, 1999
Page 3


         (7) The provisions of this agreement relating to confidentiality shall terminate three years from the date hereof. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision.

It is further agreed that the intention of Marcam Solutions, Inc. to engage in these discussions, and the subsequent exercise of that intention shall be kept confidential by you.

Acceptance of the above terms shall be indicated by having this letter countersigned on your behalf and returning one original to Broadview.


                                          Sincerely,

                                          BROADVIEW INTERNATIONAL LLC

                                          For: Marcam Solutions, Inc.



                                          By: /s/ Scot Sedlacek
                                             -------------------------------



Received and consented to this
17th day of May, 1999
Invensys plc



By: /s/ Roy H. Slavin
   ------------------------------------